Arthur Andersen & Co.







                   Consent of Independent Public Accountants



         As independent public accountants, we consent to the incorporation by reference in this registration statement on Form S-8 of our reports dated January 31, 1996, on our audits of the financial statements and financial statement schedules of IPC Holdings, Ltd. and subsidiary as of December 31, 1995 and 1994, and for the period from May 20, 1993 to December 31, 1993, which report is included in IPC Holdings, Ltd.'s prospectus, dated March 7, 1996, filed pursuant to rule 424(b) under the Securities Act of 1933.



/s/ Arthur Andersen & Co.
-------------------------
ARTHUR ANDERSEN & CO.
Hamilton, Bermuda
December 31, 1996